EXHIBIT 99.1

  Global Payment Technologies, Inc. Announces Appointment of New CFO

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--April 18, 2006--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage and vending industries, today announced the appointment of Mr. William McMahon as its Chief Financial Officer and Vice President, effective April 17, 2006.
    Mr. McMahon has been Senior Vice President of Buccino & Associates, Inc., a national turnaround consulting firm, since 2001. From 2000 until 2001, Mr. McMahon was Chief Financial Officer of Bobby Allison Wireless, a publicly traded retailer. He was Chief Financial Officer of Serengeti Eyewear, Inc., a publicly traded international distributor of premium sunglasses from 1998 until 2000. Prior to 1998, Mr. McMahon held various executive financial positions. Mr. McMahon is a Certified Public Accountant.
    Mr. Stephen Nevitt, President/CEO of Global Payment Technologies said, "Mr. William McMahon is an excellent choice to serve as Global Payment Technologies new Chief Financial Officer. Mr. McMahon has a varied and distinguished track record as a CFO and business consultant. I believe his experience and skills will have a very positive impact on GPT's business."

    About Global Payment Technologies, Inc.

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.

    CONTACT: Global Payment Technologies, Inc.
             Stephen Nevitt, 631-231-1177
             or
             PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com